Exhibit 4.5

NUVEI CORPORATION Notice of Annual Meeting of Shareholders and Management Information Circular FISCAL YEAR ENDED DECEMBER 31, 2020 APRIL 26, 2021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of Nuvei Corporation (the “Company”):

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Meeting”) of the Company will be held virtually at https://web.lumiagm.com/481634027, password “nvei2021” (case sensitive), on May 28, 2021 at 10:00 a.m. (ET), for the purposes of:

1.	receiving the consolidated financial statements of the Company for the fiscal year ended December 31, 2020, together with the auditors’ report thereon;

2.	electing five directors for the ensuing year;

3.	appointing auditors for the ensuing year and authorizing the directors to fix their remuneration;

4.	transacting such other business as may properly come before the Meeting.

The accompanying management information proxy circular (the “Circular”) and a form of proxy accompany this notice.

The Company’s board of directors has fixed the close of business on April 23, 2021 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting, or any postponement or adjournment thereof. No person who becomes a shareholder of record after that time will be entitled to vote at the Meeting or any postponement or adjournment thereof.

Registered shareholders and duly appointed proxyholders will be able to participate in the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all of the requirements set out in the Circular. Non-registered shareholders who have not duly appointed themselves as proxyholder will be able to participate in the Meeting as guests, but guests will not be able to vote at the Meeting.

A shareholder may attend the Meeting and vote or may be represented and vote by proxy. If you are unable to attend the Meeting, please complete, date, sign and return the accompanying form of proxy enclosed herewith for use at the Meeting or any adjournment thereof. To be effective, the attached proxy must be received not later than May 26, 2021 at 10:00 a.m. (ET). These instructions include the additional step of registering such proxyholder with our transfer agent, AST Trust Company (Canada), after submitting the form of proxy or voting instruction form. Failure to register the proxyholder with AST Trust Company (Canada) will result in the proxyholder not receiving a control number to participate in the virtual meeting and only being able to attend as a guest.

If you have any questions about or require assistance in completing your form of proxy, or about the information contained in this Circular, please contact the Company’s Corporate Secretary by email at IR@nuvei.com.

Dated at Montréal, Québec, Canada, April 26, 2021.

By order of the Board of Directors,

(s) Philip Fayer
Philip Fayer Founder, Chair of the Board and Chief Executive Officer

WHAT’S INSIDE

INVITATION TO SHAREHOLDERS	4

MANAGEMENT INFORMATION CIRCULAR	5

VOTING AND PROXIES	5

Voting at the Meeting	5

BUSINESS OF THE MEETING	10

Financial Statements and Auditor’s Report	10

Election of Directors	10

Appointment of Auditors	16

EXECUTIVE COMPENSATION	16

Introduction	16

Overview and GHRC Committee	16

Compensation Discussion and Analysis	17

Long Term Incentive Plans	20

Summary Compensation Table	23

Incentive Plan Awards	24

Employment Agreements, Termination and Change of Control Benefits	25

Hedging/Anti-Hedging Policy	27

Compensation Consultant	27

DIRECTOR COMPENSATION	28

Director Compensation	28

Director Compensation Table	29

Director Incentive Plan Awards	29

EQUITY COMPENSATION PLAN INFORMATION	30

CORPORATE GOVERNANCE	30

Board of Directors	30

Ethical Business Conduct	33

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	36

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	36

OTHER INFORMATION	36

APPROVAL OF MANAGEMENT INFORMATION CIRCULAR	37

SCHEDULE A CHARTER OF THE BOARD OF DIRECTORS	38

INVITATION TO SHAREHOLDERS

Dear Shareholders:

On behalf of the Board and management of the Company, we are pleased to invite you to attend the annual meeting of shareholders that will be held virtually this year on May 28, 2021 at 10:00 a.m. (ET).

To join the virtual meeting, please login at https://web.lumiagm.com/481634027 using the password “nvei2021” (case sensitive).

The Company’s subordinate voting shares are listed on the Toronto Stock Exchange in Canadian dollars under the symbol “NVEI” and in U.S. dollars under the symbol “NVEI.U”. As at April 26, 2021, there were 55,828,889 subordinate voting shares and 82,728,420 multiple voting shares of the Company issued and outstanding.

This annual meeting is your opportunity to vote on a number of important matters. The enclosed management proxy circular describes the business to be conducted at the meeting and provides information on the Company’s executive compensation and corporate governance practices.

Your participation in voting at the meeting is important to us. You can vote electronically during the virtual meeting, or alternatively by completing and returning the enclosed form of proxy or voting instruction form. Please refer to the “Voting and Proxies” section of this management proxy circular.

We look forward to welcoming you at the meeting and thank you for your continued support.

Sincerely,

Philip Fayer

MANAGEMENT INFORMATION CIRCULAR

This Management Proxy Circular is provided in relation to the solicitation of proxies by the management of Nuvei Corporation (“we”, “us”, “our”, “Nuvei” and the “Company”) for use at the annual meeting of shareholders (the “Meeting”) of the Company to be held on May 28, 2021 and at any adjournment or postponement thereof. The Meeting will be held as a completely virtual meeting, which will be conducted via live audio webcast. Shareholders will not be able to participate in the Meeting in person. A summary of the information shareholders will need to participate in the Meeting online is provided below.

Unless otherwise indicated, the information provided in this Management Proxy Circular is provided as of April 26, 2021.

All references in this Circular to dollars, “$” or “US$” are to United States dollars and all references to Canadian dollars and “C$” are to Canadian dollars.

VOTING AND PROXIES

Voting at the Meeting

Registered shareholders and duly appointed proxyholders will be able to attend the Meeting and vote in real time, provided they are connected to the internet and follow the instructions below. Non-registered shareholders who have not duly appointed themselves as proxyholder will be able to attend the virtual Meeting as guests but will not be able to vote at the virtual Meeting.

Shareholders who wish to appoint a person other than the management nominees identified in the form of proxy or voting instruction form (including a non-registered shareholder who wishes to appoint themselves to attend the virtual Meeting) must carefully follow the instructions below and on their form of proxy or voting instruction form. These instructions include the additional step of registering such proxyholder with our transfer agent, AST Trust Company (Canada) (“AST”), after submitting the form of proxy or voting instruction form. Failure to register the proxyholder with AST will result in the proxyholder not receiving a control number to participate in the virtual Meeting and only being able to attend as a guest. Guests will be able to listen to the virtual Meeting but will not be able to vote.

To vote by online ballot through the live webcast platform, follow the below instructions:

1.	Log in at https://web.lumiagm.com/481634027 on your browser at least 15 minutes before the Meeting starts

2.	Click on “Control # / No. de contrôle”

3.	Enter your control number

4.	Enter the password: “nvei2021” (case sensitive)

5.	When the ballots have been opened, you will see them appear on your screen

If you use your control number to log in to the Meeting, any vote you cast at the Meeting will revoke any proxy you previously submitted. If you do not wish to revoke a previously submitted proxy, you should not vote during the Meeting.

Proxyholders who have been duly appointed and registered with AST as described in the section titled “Appointment of Proxy” will receive a control number by email from AST no later than May 26, 2021 at 10:00 a.m. (ET).

Registered shareholders and duly appointed proxyholders (including non-registered shareholders who have duly appointed themselves as proxyholder) that attend the Meeting online will be able to vote by completing a ballot online during the Meeting through the live platform.

It is your responsibility to ensure internet connectivity for the duration of the Meeting. You will need the latest versions of Chrome, Safari, Edge or Firefox (please do not use Internet Explorer as it is not compatible with the platform used for the Meeting). Please ensure your browser is compatible by signing in early. Internal network security protocols including firewalls and VPN connections may block access to the online platform. If you are experiencing any difficulty connecting to the Meeting, ensure your VPN setting is disabled or use a computer on a network not restricted to security settings of your organization.

Joining the Meeting as a Guest

Guests (including non-registered shareholders who have not duly appointed themselves as proxyholder) can log into the Meeting as set out below. Guests will be able to listen to the Meeting but will not be able to vote during the Meeting. Guests can also listen to the Meeting by following the instructions below:

1.	Log in at https://web.lumiagm.com/481634027 on your browser

2.	Click on “GUEST”

3.	Provide your name and email address (no password is required for guests)

Non-registered shareholders/Appointees obtaining a control number to vote during the Meeting:

You must complete the additional step of registering the proxyholder by either calling AST at 1-866-751-6315 (within North America) or 212-235-5754 (outside of North America) or by completing the electronic form available at https://lp.astfinancial.com/ControlNumber by no later than 10:00 a.m. (ET) on May 26, 2021. Failing to register your proxyholder online will result in the proxyholder not receiving a control number, which is required to vote at the Meeting. Non-registered shareholders who have not duly appointed themselves as proxyholder will not be able to vote at the Meeting but will be able to participate as a guest.

Solicitation of Proxies

This Circular is sent in connection with the solicitation by the management of the Company of proxies to be used at the Meeting, at the time, place and for the purposes set forth in the Notice of Annual Meeting of shareholders (the “Notice of Meeting”), and at any adjournment thereof. The solicitation is being made primarily by email, but proxies may also be solicited by telephone, facsimile or other personal contact by officers or other employees of the Company. The cost of the solicitation will be borne by the Company.

Appointment of Proxy

The individuals named in the accompanying form of proxy (the “Management Appointees”) are, for purposes of the Meeting, shareholders and officers and/or directors of the Company, as applicable. A shareholder wishing to appoint some other person to represent such shareholder at the Meeting has the right to do so, either by inserting such person’s name in the blank space provided in the applicable form of proxy or by completing another proxy.

A proxy will not be valid for the Meeting unless the completed form of proxy is delivered to AST: (i) by internet at www.astvotemyproxy.com; (ii) by email at proxyvote@astfinancial.com; (iii) by mail addressed to AST Trust Company (Canada) Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1; (iv) by fax to 1-416-368-2502 or toll free in Canada and the United States to 1-866-781-3111; or (v) by touch-tone phone toll-free at 1-888-489-7352, in all cases received not later than May 26, 2021 at 10:00 a.m. (ET).

Voting by Proxy at the Meeting

The person you appoint will need to contact AST by either calling 1-866-751-6315 (within North America) or 212-235-5754 (outside of North America) or by completing the electronic form available at https://lp.astfinancial.com/ControlNumber by no later than 10:00 a.m. (ET) on May 26, 2021 to request a control number to be represented or vote at the Meeting. It is the responsibility of the shareholder or their proxy to contact AST to request a control number.

Without the control number, proxyholders will not be able to participate at the Meeting.

Revocation of Proxy

In addition to revocation in any other manner permitted by law, a shareholder who has given a proxy may revoke it at any time before it is exercised, by instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing and deposited with AST: (i) by internet at www.astvotemyproxy.com; (ii) by email at proxyvote@astfinancial.com; (iii) by mail addressed to AST Trust Company (Canada) Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1; (iv) by fax to 1-416-368-2502 or toll free in Canada and the United States to 1-866-781-3111; or (v) by touch-tone phone toll-free at 1-888-489-7352, at any time up to 10:00 a.m. (ET) on May 26, 2021.

A proxy may also be revoked by filing a written notice with the Corporate Secretary of the Company at any time up to and including the last day preceding the day of the Meeting, or any adjournment or postponement thereof. If you have followed the process for participating in and voting at the Meeting online, casting your vote online during the Meeting will revoke your previous proxy.

Exercise of Discretion by Proxies

The persons named in the enclosed form of proxy will vote (or withhold from voting) the shares in respect of which they are appointed as proxies in accordance with the instructions of the shareholders appointing them. If a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. If no instructions are given, the shares will be voted FOR the election of the nominees of the board of directors of the Company (the “Board”) as directors and FOR the appointment of PricewaterhouseCoopers LLP as auditors. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, and with respect to other business which may properly come before the Meeting or any adjournment thereof. As of the date hereof, management of the Company knows of no such amendment, variation or other business to come before the Meeting. If any such amendment or other business properly comes before the Meeting, or any adjournment thereof, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgement.

Voting Shares and Principal Holders Thereof

As of April 26, 2021, there were 55,828,889 subordinate voting shares (the “Subordinate Voting Shares”) and 82,728,420 multiple voting shares (the “Multiple Voting Shares”) issued and outstanding. The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws in that they do not carry equal voting rights with the Multiple Voting Shares. Each Subordinate Voting Share entitles its holder to one vote with respect to the matters voted at the Meeting and each Multiple Voting Share entitles its holder to ten votes with respect to the matters voted at the Meeting. In aggregate, all of the voting rights associated with the Subordinate Voting Shares represented, as at April 26, 2021, 6.32% of the voting rights attached to all of the issued and outstanding shares of the Company.

The Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one Subordinate Voting Share. Upon the first date that a Multiple Voting Share shall be held by a person other than a Permitted Holder (as defined in the Company’s articles), the Permitted Holder which held such Multiple Voting Share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such multiple voting share into a fully paid and non-assessable Subordinate Voting Share.

In addition, all Multiple Voting Shares held by each of the Fayer Group Permitted Holders, the Novacap Group Permitted Holders and the CDPQ Group Permitted Holders (each term as defined in the Company’s articles), will convert automatically into Subordinate Voting Shares at such time that the Fayer Group Permitted Holders, the

Novacap Group Permitted Holders or the CDPQ Group Permitted Holders, as applicable, no longer respectively beneficially own, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding shares of the Company.

Under applicable Canadian securities laws, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. In accordance with the rules of the Toronto Stock Exchange (the “TSX”) designed to ensure that, in the event of a take-over bid, the holders of Subordinate Voting Shares will be entitled to participate on an equal footing with holders of Multiple Voting Shares, the holders of Multiple Voting Shares, being Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., Novacap TMT V, L.P., Novacap International TMT V, L.P., Novacap TMT V-A, L.P. and NVC TMT V, L.P. (collectively, “Novacap”), Whiskey Papa Fox Inc. (“Fayer Holdco”) and CDP Investissements Inc. (“CDPQ”) have entered into a customary coattail agreement with Nuvei and a trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual-class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares of rights under applicable Canadian securities laws to which they would have been entitled if the Multiple Voting Shares had been Subordinate Voting Shares. Additional information regarding the Coattail Agreement can be found in the Company’s annual information form, available on Nuvei’s SEDAR profile at www.sedar.com and on the Company’s website at www.nuvei.com.

To the knowledge of the directors and executive officers of Nuvei, as of April 26, 2021, there are no persons who beneficially own, or exercise control or direction over, directly or indirectly, more than 10% of either class of Subordinate Voting Shares and Multiple Voting Shares other than the following:

Name of Shareholder	Number of Subordinate Voting Shares	Percentage of Subordinate Voting Shares	Number of Multiple Voting Shares	Percentage of Multiple Voting Shares	Percentage of Outstanding Shares		Percentage of Total Voting Power(4)
Novacap(1)	—	0%	33,231,979	40.17%	23.98	%(5)	37.63	%(5)
Philip Fayer(2)	—	0%	30,297,828	36.62%	21.87	%(5)	34.31	%(5)
CDPQ(3)	—	0%	19,198,613	23.21%	13.86	%(5)	21.74	%(5)

(1)

Shares held beneficially and of record by Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., Novacap TMT V, L.P., Novacap International TMT V, L.P., Novacap TMT V-A, L.P. and NVC TMT V, L.P., as a group.

(2)	Shares held beneficially and of record by Whiskey Papa Fox Inc., a holding company controlled by Philip Fayer. Mr. Fayer is the Chair and Chief Executive Officer of the Company.
(3)	Shares held beneficially and of record by CDP Investissements Inc., a wholly-owned subsidiary of the Caisse de dépôt et placement du Québec.
(4)

Percentage of total voting power represents voting power with respect to all of our Subordinate Voting Shares and Multiple Voting Shares, as a single class. The holders of our Multiple Voting Shares are entitled to ten votes per share, and holders of our Subordinate Voting Shares are entitled to one vote per share.

(5)

Figure represents ownership on a non-diluted basis. On a fully-diluted basis, Novacap, Mr. Fayer and CDPQ own 22.85%, 20.84% and 13.20% of the issued and outstanding shares and hold 37.34%, 34.04% and 21.57% of the total voting power attached to all of the issued and outstanding shares, respectively

Non-Registered Shareholders

The Board has fixed the close of business on April 23, 2021 as the record date (the “Record Date”) for determining shareholders entitled to receive notice of, and to vote at, the Meeting, or any postponement or adjournment thereof. Only registered shareholders as of the close of business on the Record Date or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Subordinate Voting Shares and Multiple Voting Shares beneficially owned by a person (a “Non-Registered Holder”) are registered either: (i) in the name of an intermediary that the Non-Registered Holder deals with in respect of his or her Subordinate Voting Shares or Multiple Voting Shares (an “Intermediary”), such as securities dealers or brokers, banks, trust companies and trustees or administrators of self-administered RRSPs, TFSAs, RRIFs, RESPs and similar plans, or (ii) in the name of a clearing agency of which the Intermediary is a participant. In accordance with National Instrument 54-101 of the Canadian Securities Administrators entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer”, the Company has distributed copies of the Notice of Meeting and this Circular (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders. Intermediaries are required to forward the Meeting Materials to Non- Registered Holders, and often use a service company (such as Broadridge in Canada) for this purpose.

Non-Registered Holders will be provided with a computerized form (often called a “voting instruction form”) which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. The Non-Registered Holder may provide such voting instructions to the Intermediary or its service company through the internet or through a toll-free telephone number. The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Subordinate Voting Shares or Multiple Voting Shares that they beneficially own.

Should a Non-Registered Holder who receives a voting instruction form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should print his or her own name, or that of such other person, on the voting instruction form and return it to the Intermediary or its service company.

Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or proxy form must be delivered.

A Non-Registered Holder may revoke voting instructions that have been given to an Intermediary at any time by written notice to the Intermediary.

We are not sending proxy-related materials to beneficial owners who have declined to receive them in order to save mailing costs and abide by the instructions of its declining beneficial owners.

Non-Objecting Beneficial Owners (NOBOs)

Under applicable securities legislation, a beneficial owner of securities is a “non-objecting beneficial owner” (or “NOBO”) if such beneficial owner has or is deemed to have provided instructions to the intermediary holding the securities on such beneficial owner’s behalf not objecting to the intermediary disclosing ownership information about the beneficial owner in accordance with said legislation.

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and Nuvei or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, Nuvei (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions.

If you are a NOBO and your name has been provided to AST, you can vote your shares by attending the Meeting in person by appointing yourself as proxyholder, or by appointing someone else as proxyholder to attend the Meeting and vote your shares for you, by following the instructions set out in your voting instruction form (refer to your control number shown on your voting instruction form).

Objecting Beneficial Owners (OBOs)

Under applicable securities legislation, a beneficial owner is an “objecting beneficial owner” (or “OBO”) if such beneficial owner has or is deemed to have provided instructions to the intermediary holding the securities on such beneficial owner’s behalf objecting to the intermediary disclosing ownership information about the beneficial owner in accordance with such legislation.

If you are an OBO, you received these materials from your intermediary or its agent (such as Broadridge), and your intermediary is required to seek your instructions as to how to vote your Subordinate Voting Shares. Nuvei has agreed to pay for intermediaries to deliver to OBOs the proxy-related materials and the relevant voting instruction form. The voting instruction form that is sent to an OBO by the intermediary or its agent should contain an explanation as to how you can exercise your voting rights, including how to attend and vote directly at the Meeting. Please provide your voting instructions to your intermediary as specified in the enclosed voting instruction form.

BUSINESS OF THE MEETING

Financial Statements and Auditor’s Report

The consolidated financial statements and the auditor’s report thereon, for the fiscal year ended December 31, 2020 (“Fiscal 2020”), have been sent to all shareholders who requested them and are available under Nuvei’s SEDAR profile at www.sedar.com.

Election of Directors

Under our articles of amalgamation (as amended) (the “Articles”), the Board is to consist of a minimum of 3 and a maximum of 12 directors as determined from time to time by the directors. Currently, the Board consists of five directors: Philip Fayer, Michael Hanley, David Lewin, Daniela Mielke and Pascal Tremblay, all of whom are standing for election at this Meeting. Under the Canada Business Corporations Act (“CBCA”), a director may be removed with or without cause by a resolution passed by a majority of the votes cast by shareholders present in person or by proxy at a meeting and who are entitled to vote. The directors are appointed at the annual general meeting of shareholders and the term of office for each of the directors will expire at the time of our next annual shareholders meeting. Under the CBCA, at least one quarter of our directors must be resident Canadians as defined in the CBCA. Our Articles provide that, between annual general meetings of shareholders, the directors may appoint one or more additional directors so appointed, but the number of additional directors so appointed may not at any time exceed one-third of the number of current directors who were elected or appointed other than as additional directors.

Nomination Process

The process to nominate the Company’s directors is described in the section entitled “Nomination of Directors—Corporate Governance” of this Circular.

Nominees

The following tables set forth the name and province or state and country of residence of each individual proposed to be nominated at the Meeting for election as a director of Nuvei, as well as each individual’s position within Nuvei (where applicable), their period of service as director, information relating to committee membership, independence, meeting attendance, principal occupation within the five preceding years and the number of securities of Nuvei beneficially owned or controlled, directly or indirectly, by each such individual.

PHILIP FAYER

Québec, Canada

Age: 43

Director since: 2017

Not Independent (Management)

Mr. Fayer is the founder of Nuvei and its Chair and Chief Executive Officer. In this capacity, he is responsible for the general direction and management of the Company as well as the development of Nuvei’s growth strategy. A seasoned entrepreneur, Mr. Fayer has over 20 years of experience in the electronic payments industry. Mr. Fayer founded Pivotal Payments (now Nuvei) in 2003. Under his leadership and direction, the Company expanded organically and through strategic acquisitions. With the acquisition of SafeCharge in 2019, Nuvei grew its geographic footprint and broadened its technology and service offering to large scale merchants in over 200 global markets. In 2020, Nuvei was named one of Deloitte Canada’s Best Managed Companies. Mr. Fayer’s business skills, industry knowledge and leadership are broadly recognized. In 2009, he was named one of Canada’s Top 40 Under 40™ and in 2019, he was awarded the Ernst & Young Entrepreneur Of The Year® for Québec in the FinTech category. Mr. Fayer attended Concordia University, in Montreal, Québec. Through a foundation with his wife, Mr. Fayer devotes time for several charities, including with respect to youth unemployment and cancer research.

Board/Committee Membership	Attendance Record for Fiscal 2020		Public Board Memberships
Board of Directors	5 of 5	100%	—

Securities Held
As at	Number of Subordinate Voting Shares	Number of Multiple Voting Shares	Number of DSUs	Number of Options
April 26, 2021	—	30,297,828(1)	—	241,771

(1)	Shares held beneficially and of record by Whiskey Papa Fox Inc., a holding company controlled by Philip Fayer.

MICHAEL HANLEY

Québec, Canada

Age: 55

Director since: 2020

Independent

Mr. Hanley is a Corporate Director with over 25 years of experience in senior management roles and corporate governance. He is the lead director and chairs the audit committee of BRP Inc. in addition to sitting on the board of directors and audit committee of ShawCor Ltd. and Lyondell Basell Industries N.V. where he is also the chair of the audit committee and a member of the Health, Safety, Environment and Operations Committee. He is also a member of the board of directors of ExCellThera Inc. Previously, Mr. Hanley was on the board of directors, the audit committee and the human resources and compensation committee of Industrial Alliance Insurance and Financial Services Inc. from 2015 to 2019. He was also on the board of directors and the audit committee of Le Groupe Jean Coutu (PJC) Inc. from 2016 until the company was acquired by Metro Inc. in 2018. Prior to that, Mr. Hanley held senior management positions for several years. He was Senior Vice-President, Operations and Strategic Initiatives at National Bank of Canada. He also held a number of positions at Alcan Inc., including Executive Vice-President and Chief Financial Officer, and President and CEO of the Global Bauxite and Alumina business group. He was also Chief Financial Officer of two other Canadian public companies, Gaz Métro (now Énergir) and St-Laurent Paperboard Inc. Mr. Hanley is a chartered professional accountant and has been a member of the Ordre des comptables professionnels agréés du Québec (CPA) since 1987.

Board/Committee Membership	Attendance Record for Fiscal 2020(1)		Public Board Memberships
Board of Directors (Lead Director) Audit Committee (Chair) GHRC Committee	3 of 3 2 of 2 2 of 2	100% 100% 100%	BRP Inc., ShawCor Ltd., LyondellBasell Industries N.V.

Securities Held
As at	Number of Subordinate Voting Shares	Number of Multiple Voting Shares	Number of DSUs	Number of Options
April 26, 2021	38,460	—	1,582	—

(1)	Mr. Hanley was appointed on August 28, 2020.

DAVID LEWIN

Québec, Canada

Age: 41

Director since: 2017

Independent

Mr. Lewin is a Senior Partner of the TMT Group of Novacap, and board member of Nuvei since September 2017. Mr. Lewin has extensive board experience having sat on the board of directors of numerous private companies including Eddyfi-NDT Inc., PKWare, Inc., Firmex Inc., Onstream Pipeline Inspection Service Inc., Syntax Systems Limited, and Intelerad Medical Systems Inc. Prior to joining Novacap in 2011, Mr. Lewin was a Manager at PSP Investments in Montreal where he was involved in the evaluation and execution of private equity transactions. Mr. Lewin additionally worked in investment banking at National Bank Financial Markets where he focused on the technology, media and telecom section. Mr. Lewin holds a Master of Business Administration from McGill University and a Bachelors in Business and Administration from HEC Montreal.

Board/Committee Membership	Attendance Record for Fiscal 2020		Public Board Memberships
Board of Directors Audit Committee GHRC Committee (Chair)	5 of 5 2 of 2 2 of 2	100% 100% 100%	—

Securities Held
As at	Number of Subordinate Voting Shares	Number of Multiple Voting Shares	Number of DSUs	Number of Options
April 26, 2021	—	—	1,595	—

DANIELA MIELKE

California, United States

Age: 55

Director since: 2020

Independent

Ms. Mielke is Managing Partner of Commerce Technology Advisors, LLC, a privately held firm which she founded in April 2016, and which provides consulting services to technology, financial services and private equity companies on organic and inorganic growth strategies including building payment businesses and using artificial intelligence. From 2018 to December 2020, Ms. Mielke served as the North American CEO of RS2 Inc., one of the leading providers of payment processing services in Europe and Asia Pacific, with the mandate to launch RS2 in the US market. From 2013 to 2016 Ms. Mielke was Chief Strategy and Product Officer at Vantiv, Inc., which was at the time the largest merchant acquirer in the US. From 2010 to 2013 Ms. Mielke was the VP, Head of Global Strategy and Market Intelligence for PayPal Inc. From 2002 to 2007 Ms. Mielke successively served as VP of Product and SVP of Strategy and Market Intelligence at Visa International. From 1998-2002 to Ms. Mielke was an Engagement Manager for McKinsey & Company, a worldwide management consulting firm. She also served as a member of the Board of GCPS, a multinational joint venture of commercial card issuing banks from 2005 to 2007. She currently serves as a member of the board of The Bancorp, a Nasdaq listed US bank and of Finca International, a global NGO dedicated to alleviating poverty. Ms, Mielke holds a Master’s of Business Administration in International Management from the IMD Business School, a Master’s of Science in Economics from the University of Fribourg as well as a Bachelor’s degree in Hotel and Restaurant Management from the École hôtelière de Lausanne.

Board/Committee Membership	Attendance Record for Fiscal 2020(1)		Public Board Memberships
Board of Directors	3 of 3	100%	The Bancorp, Inc.

Securities Held
As at	Number of Subordinate Voting Shares	Number of Multiple Voting Shares	Number of DSUs	Number of Options
April 26, 2021	17,135	—	1,519	—

(1)	Ms. Mielke was appointed on August 28, 2020.

PASCAL TREMBLAY

Québec, Canada

Age: 51

Director since: 2017

Independent

Mr. Tremblay is the President and Chief Executive Officer of Novacap Management Inc. and the Managing Partner of the TMT Group of Novacap. Mr. Tremblay has been involved in funding, managing and developing technology companies for over 25 years. Prior to joining Novacap, Mr. Tremblay was a Partner at Argo Global Capital, a venture capital firm where he participated in numerous investments in technology and telecommunications companies in North America, Europe and Asia. His prior experience also includes working in the private equity division at CDP Capital (Caisse de dépôt et placement du Québec), one of Canada’s largest fund managers and private equity investors. Prior to entering the private equity field, Mr. Tremblay was Founder and CEO of Laserpro, an award- winning manufacturing and distribution company of printing and computer equipment. Mr. Tremblay also serves as Chair of the audit committee and a member of the Board of Directors of Stingray Group Inc. Mr. Tremblay studied corporate finance at UConn (University of Connecticut), and he holds a Bachelor in Business Administration, Finance and Accounting from the University of Sherbrooke, Québec and an MBA in finance and international business from McGill University, Montreal, Québec.

Board/Committee Membership	Attendance Record for Fiscal 2020		Public Board Memberships
Board of Directors Audit Committee GHRC Committee	5 of 5 2 of 2 2 of 2	100% 100% 100%	Stingray Group Inc.

Securities Held
As at	Number of Subordinate Voting Shares	Number of Multiple Voting Shares	Number of DSUs	Number of Options
April 26, 2021	—	—	1,574	—

Corporate Cease Trade Orders and Bankruptcies

To the knowledge of the Company and based upon information provided by the proposed director nominees, other than as set out below, none of our directors or executive officers or shareholders holding a sufficient number of securities in Nuvei to materially affect the control of Nuvei is, as at the date hereof, or has been, within the 10 years prior to the date hereof: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer of chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Pascal Tremblay was a director of Ryma Technology Solutions Inc. between August 30, 2005 and June 12, 2012. On June 13, 2012, the Superior Court of Québec issued an order pursuant to Section 243 of the Bankruptcy and Insolvency Act (Canada) appointing a receiver to the property and assets of Ryma Technology Solutions Inc.

Individual Bankruptcies

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of our proposed director nominees has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver manager or trustee appointed to hold assets of that individual.

Penalties or Sanctions

To the knowledge of the Company and based upon information provided by the proposed director nominees, none of our proposed director nominees has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

To our knowledge, there are no known existing or potential conflicts of interest between us and our proposed director nominees and executive officers, except that certain of our directors and officers also serve as directors or officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

Appointment of Auditors

PricewaterhouseCoopers LLP (“PwC”), chartered accountants, has served as auditors of the Company since the fiscal year ended on December 31, 2003. The Board proposes that PwC be reappointed as auditor of the Company to hold office until the next annual meeting of shareholders and that its remuneration be recommended by the Audit Committee and fixed by the Board.

Except where authorization to vote with respect to the appointment of auditors is withheld, the persons designated in the enclosed form of proxy or voting instruction form intend to vote FOR the reappointment of PwC, as auditors of the Company, to hold office until the close of the next annual meeting of shareholders at such remuneration as may be recommended by the Audit Committee and fixed by the Board.

EXECUTIVE COMPENSATION

Introduction

The following section describes the significant elements of Nuvei’s executive compensation program, with particular emphasis on the process for determining compensation payable to the Chief Executive Officer, the Chief Financial Officer and the Company’s other three most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”). The NEOs are:

•	Philip Fayer, Chair and Chief Executive Officer;

•	David Schwartz, Chief Financial Officer;

•	Yuval Ziv, Managing Director, Digital Payments;

•	Mark Pyke, President, North America; and

•	Edward (Ed) Garcia, Chief Operating Officer, North America.

Overview and GHRC Committee

The Board has established the Governance, Human Resources and Compensation Committee of the Board (the “GHRC Committee”) which is comprised of David Lewin, Michael Hanley and Pascal Tremblay, all of whom are independent within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”). David Lewin is the chair of the GHRC Committee.

The Board has adopted a written charter for the GHRC Committee that establishes, inter alia, the GHRC Committee’s purpose and responsibilities with respect to executive compensation. Within the purview of its mandate, the GHRC Committee shall, among other things:

•	consider and recommend for approval by the Board: (i) the appointment of the Company’s executive officers; and (ii) a succession plan with respect to each executive officer, as may be required;

•

review the Chief Executive Officer’s assessment of existing management resources and plans for ensuring that qualified personnel will be available as required for succession of each executive officer and to report on this matter to the Board;

•	review and assess the performance of the executive officers against pre-set specific corporate and individual goals and objectives approved by the GHRC Committee;

•	review the annual performance assessments of the executive officers and report to the Board annually on these assessments;

•

oversee and recommend for approval by the Board the executive compensation principles, policies, programs, grants of equity-based incentives and processes based on the principles that the Company’s executive compensation should be designed to nurture an entrepreneurial and performance-oriented culture that promotes outstanding service and support to our business partners;

•	consider and recommend annually or as required for approval by independent directors of the Board all forms of compensation for the executive officers;

•

review the “compensation discussion and analysis” and related executive compensation disclosure for inclusion in the Company’s public disclosure documents, in accordance with applicable rules and regulations; and

•

review, monitor, report and where appropriate, provide recommendations to the Board on the Company’s exposure to risks related to executive compensation policies and practices, if any, and identify compensation policies and practices that mitigate any such risk.

Compensation Discussion and Analysis

Compensation Objectives and Philosophy

Our compensation practices are designed to nurture an entrepreneurial and performance-oriented culture that promotes outstanding service and support to our business partners. To best serve our partners, we aim to hire top talent in a rapidly-evolving industry and provide competitive compensation and benefits to executive officers. To achieve these objectives, we intend to design our executive officer compensation program to reflect the following key principles:

•	attracting, motivating and retaining leaders that will continue to grow our business;

•	achieving long-term business success and deliver strong returns to our shareholders;

•	paying our executive officers in line with their performance against our business objectives;

•	aligning our executive officers’ interests with those of our shareholders;

•	continuing to foster an entrepreneurial and results-driven culture; and

•	providing the appropriate balance of short and long-term incentives to ensure prudent risk taking and decision making.

We will continue to evaluate our philosophy and compensation program as circumstances require and intend to review compensation on an annual basis. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to us if we were required to find a replacement for a key employee.

Benchmarking

We have not yet established a benchmark group as part of our executive compensation review. We intend to use the following selection criteria to determine the composition for this benchmark exercise:

•	fall with the “Data Processing and Outsourced Services” and “Applications Software” GICS sub-industries;

•	create value in a similar manner to Nuvei (e.g. similar service / product offerings, sales mix, strategic focus, etc.);

•	have 1/3 to 3 times Nuvei’s revenue;

•	have 1/5 to 5 times Nuvei’s market capitalization; and

•	are publicly-traded.

Once the benchmark group is finalised, the GHRC Committee intends to periodically assess how competitive the Company’s executive compensation is in order to make compensation-related decisions.

Elements of Compensation

The Company’s compensation program for its NEOs consists primarily of the following elements: base salary, short-term incentives, long-term incentives, as well as benefit and perquisites programs.

Base Salary

Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions and the market demand for such NEOs. An NEO’s base salary is determined by taking into consideration the NEO’s total compensation package and the Company’s overall compensation philosophy.

Base salaries will be reviewed annually and may be increased for merit reasons, based on the NEO’s success in meeting or exceeding individual objectives. Additionally, base salaries may be adjusted as warranted throughout the year to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities, as well as for market competitiveness.

Short-Term Incentives

Our compensation program for NEOs and other executive officers includes eligibility for annual cash bonuses or commission-based compensation depending on employee functions. Annual bonuses and commission plans are designed to motivate our executive officers to meet our business and financial objectives generally and our annual financial performance targets in particular.

The NEOs and other executive officers are entitled to earn an annual bonus based on a target percentage of base salary, 50% of which is based on the achievement of certain business and financial objectives, and 50% of which is based upon the achievement, by the NEO, of personalized goals and objectives.

For Fiscal 2020, the NEOs were entitled to the following target bonus percentages:

Name and principal position	Target Bonus % (as a % of base salary)
Philip Fayer, Chair and Chief Executive Officer	100%
David Schwartz, Chief Financial Officer	50%
Yuval Ziv, Managing Director, Digital Payments	100%
Mark Pyke, President, North America	100%
Edward (Ed) Garcia, Chief Operating Officer, North America	48%

The Board maintains the discretion at all times to grant discretionary bonuses or commissions, including in the context of acquisitions, to modify, amend or terminate short term incentive plans at all times, and to deviate from the plans or grant individual exceptions.

Long-Term Incentives

Equity-based awards are a variable element of compensation that allows us to reward our NEOs for their sustained contributions to the Company. Equity awards reward performance and continued employment by an NEO, with associated benefits to us of attracting and retaining employees. We believe that options and other equity-based compensation will provide NEOs with a strong link to long-term corporate performance and the creation of shareholder value. The GHRC Committee will determine the grant size and terms to be recommended to the Board.

Historically, the Company made equity-based awards to NEOs by issuing options under the Company’s stock option plan dated September 21, 2017 (the “Legacy Option Plan”). In connection with our initial public offering completed on September 22, 2020 (the “IPO”), we amended the Legacy Option Plan such that it complies with the requirements of the TSX; no further awards were made under the Legacy Option Plan. In connection with the IPO, the Company adopted an omnibus incentive plan (the “Omnibus Incentive Plan”), which has been amended on February 3, 2021, for awards to eligible directors, officers, employees and consultants. The Omnibus Incentive Plan allows our Board to grant long-term equity-based awards to eligible participants. See “Long Term Incentive Plans”. The Company therefore currently has two equity incentive plans in place, namely the Legacy Option Plan and the Omnibus Incentive Plan.

The Board, upon recommendation of the GHRC Committee, established the long-term incentive amounts to be awarded to each NEO based on proposed alignment with the market. The number of awards pursuant to the Omnibus Incentive Plan is determined based on the dollar amount of the long-term incentive compensation, divided by the calculated value of the applicable award under the Omnibus Incentive Plans.

On December 7, 2020, as part of their compensation for Fiscal 2020 and upon recommendation of the GHRC, Philip Fayer, David Schwartz and Yuval Ziv received grants of 138,936 options, 52,164 options and 63,514 options respectively, at an exercise price of US$47.21 per option.

Benefits and Perquisites

The Company offers certain benefits to its employees, including its NEOs, based upon the regions in which they are located. The benefits can include coverage for, among other things, health, life and disability insurance by means of group insurance plans. Some benefits increase in proportion with salary and scope of responsibilities.

Messrs. Fayer and Schwartz are entitled to participate in the Company’s group registered retirement savings plan (“RRSP”) available to all Canadian employees while Messrs. Pyke and Garcia are entitled to participate in a U.S. 401(k) plan which is a benefit available to all eligible U.S. employees. The Company does not match any contributions made by NEOs to the aforementioned RRSP. However, the Company is required to pay to Mr. Schwartz an annual amount equal to Mr. Schwartz’s maximum permissible RRSP contribution in addition to his base salary. The Company does match contributions made by NEOs to their 401(k). The Company matches the first 3% of contributions and 50%

of the next 2% of contributions, for a total of 4%, and until they reach their maximum allowed contribution for the year.

Compensation Risk Management

The Board and the GHRC Committee consider the implications of the risks associated with the Company’s compensation policies and practices as part of their respective responsibilities to monitor the Company’s exposure to risks related to its executive compensation policies and practices and identify compensation policies and practices that mitigate any such risk. In this regard, the Board and GHRC Committee review the Company’s compensation policies and practices with a view to ensuring that they do not encourage an executive officer or an employee to take inappropriate or excessive risks.

The Company’s Code of Ethics also prohibits all of directors, officers and employees of Nuvei and its subsidiaries from engaging in transactions that hedge, limit or otherwise change such individual’s economic interest in and exposure to the full rewards and risks of ownership in Nuvei’s securities. See “27Hedging/Anti-Hedging Policy”.

Long Term Incentive Plans

Omnibus Incentive Plan

The Omnibus Incentive Plan is administered by the Board (which may delegate its authority to the GHRC Committee), and the Board has the authority to interpret the Omnibus Incentive Plan, including in respect of any award granted thereunder. The Omnibus Incentive Plan permits the Board to make awards of options, RSUs, PSUs and DSUs to eligible participants.

Shares Reserved for Issuance

The maximum number of Subordinate Voting Shares available for issuance under the Omnibus Incentive Plan will not exceed 10% of the Company’s then issued and outstanding Subordinate Voting Shares and Multiple Voting Shares. All of the Subordinate Voting Shares covered by exercised, settled, expired, cancelled or forfeited awards become available Subordinate Voting Shares for the purposes of awards that may be subsequently granted under the Omnibus Incentive Plan.

Insider Participation Limit

The number of Subordinate Voting Shares that are issuable to insiders of the Company, at any time, under the Omnibus Incentive Plan or any other security based compensation arrangement of the Company (including the Legacy Option Plan), cannot exceed 10% of the Company’s total issued and outstanding Subordinate Voting Shares and Multiple Voting Shares. In addition, the number of Subordinate Voting Shares issued to insiders of the Company, within any one year period, under the Omnibus Incentive Plan or any other security based compensation arrangement of the Company (including the Legacy Option Plan), cannot exceed 10% of the Company’s total issued and outstanding Subordinate Voting Shares and Multiple Voting Shares.

Non-Employee Director Participation Limit

The aggregate number of Subordinate Voting Shares issuable to non-employee directors at any time under the Omnibus Incentive Plan or any other security based compensation arrangement of the Company may not exceed 1% of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares.

Options

All options granted under the Omnibus Incentive Plan have an exercise price determined and approved by our Board at the time of grant, which shall not be less than the closing price of the Subordinate Voting Shares on the TSX on the trading day immediately preceding the date of the granting of the option.

Subject to any vesting conditions set forth in a participant’s grant agreement, options vest in successive annual periods over a period of up to five years after they are granted. Options are exercisable during a period established by our Board which may not be more than ten years from the grant of the option. The Omnibus Incentive Plan provides that the exercise period is automatically extended if the date on which it is scheduled to terminate falls during a blackout period. In such cases, the extended exercise period terminates ten business days after the last day of the blackout period. The Board may, in its discretion, provide for procedures to allow a participant to elect to undertake a “cashless exercise” or a “net exercise” in respect of options.

Share Units

Our Board is authorized to grant RSUs, PSUs and DSUs evidencing the right to receive Subordinate Voting Shares (issued from treasury or purchased on the open market), cash (based on the value of a Subordinate Voting Share) or a combination thereof, at some future time to eligible persons under the Omnibus Incentive Plan. Although DSUs may be available for grant to directors, executive officers, employees and consultants, the Company currently only intends to grant DSUs as a form of non-executive director compensation.

RSUs generally become vested, if at all, following a period of continuous employment. PSUs are similar to RSUs, but their vesting is, in whole or in part, conditioned on the attainment of specified performance metrics as may be determined by the Board. The terms and conditions of grants of RSUs and PSUs, including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement date and other terms and conditions with respect to these awards will be set out in the participant’s grant agreement.

Subject to the achievement of the applicable vesting conditions, the payout of an RSU or PSU will generally occur on the settlement date. The payout of a DSU will generally occur upon or following the participant ceasing to be a director, officer, employee or consultant of the Company, subject to satisfaction of any applicable conditions.

Adjustments

In the event of any subdivision, consolidation, reclassification, reorganization or any other change affecting the Subordinate Voting Shares, or any merger or amalgamation with or into another corporation, or any distribution to all security holders of cash, evidences of indebtedness or other assets not in the ordinary course, or any transaction or change having a similar effect, our Board shall in its sole discretion, subject to the required approval of any stock exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the participants in respect of awards under the Omnibus Incentive Plan, including, without limitation, adjustments to the exercise price, the number and kind of securities subject to unexercised awards granted prior to such change and/or permitting the immediate exercise of any outstanding awards that are not otherwise exercisable.

Trigger Events; Change of Control

The Omnibus Incentive Plan provides that certain events, including termination for cause, resignation, termination other than for cause, retirement, death or disability, may trigger forfeiture or reduce the vesting period, where applicable, of the award, subject to the terms of the participant’s grant agreement.

A participant’s grant agreement or any other written agreement between a participant and the Company may provide, where applicable, that unvested awards be subject to acceleration of vesting and exercisability in certain circumstances, including in the event of certain change of control transactions. Our Board may at its discretion accelerate the vesting, where applicable, of any outstanding awards notwithstanding the previously established vesting schedule, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration or, subject to applicable regulatory provisions and shareholder approval, extend the expiration date of any award, provided that the period during which an option is exercisable does not exceed ten years from the date such option is granted or that the period relating to RSUs and PSUs does not exceed three years.

Similarly, in the event of a change of control, our Board has the power, in its sole discretion, to modify the terms of the Omnibus Incentive Plan and/or the awards granted thereunder (including to cause the vesting of all unvested awards) to assist the participants to tender into a take-over bid or any other transaction leading to a change of control. In such circumstances, our Board is entitled to, in its sole discretion, provide that any or all awards shall terminate, provided that any such outstanding awards that have vested shall remain exercisable until consummation of such change of control, and/or permit participants to conditionally exercise awards.

Amendments and Termination

Subject to the rules of the TSX, the Board may at any time or from time to time without shareholder approval alter, amend, vary, suspend, terminate or cancel the Omnibus Incentive Plan or amend any awards issued pursuant to the Omnibus Incentive Plan. The Board has the discretion to make amendments to the Omnibus Incentive Plan which it may deem necessary or desirable, without having to obtain shareholder approval. Such changes include, without limitation:

•	any amendment to the vesting provisions, if applicable, or assignability provisions of awards;

•	any amendment to the expiration date of an award that does not extend the terms of the award past the original date of expiration for such award;

•	any amendment regarding the effect of termination of a participant’s employment or engagement;

•	any amendment which accelerates the date on which any award may be exercised under the Omnibus Incentive Plan;

•	any amendment to the definition of an eligible participant under the Omnibus Incentive Plan;

•	any amendment necessary to comply with applicable law or the requirements of the TSX or any other regulatory body;

•

any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of the Omnibus Incentive Plan, correct or supplement any provision of the Omnibus Incentive Plan that is inconsistent with any other provision of the Omnibus Incentive Plan, correct any grammatical or typographical errors or amend the definitions in the Omnibus Incentive Plan;

•	any amendment regarding the administration of the Omnibus Incentive Plan;

•	any amendment to add or amend provisions permitting for the granting of cash-settled awards, a form of financial assistance or clawback; and

•	any other amendment that does not require the approval of the holders of Subordinate Voting Shares pursuant to the amendment provisions of the Omnibus Incentive Plan.

Nonetheless, and subject to any additional requirements of the rules of the TSX, the following changes to the Omnibus Incentive Plan or the awards require the approval of the Company’s shareholder as well as the approval of the TSX:

•	a reduction in the exercise price of an option held by an insider of the Company;

•	an extension of the term of awards held by an insider of the Company;

•	any amendment to remove or exceed the insider participation limits;

•	any amendment to remove or exceed the non-employee director participation limits;

•	an increase in the maximum number of Subordinate Voting Shares issuable pursuant to awards granted under the Omnibus Incentive Plan; and

•	a change to the provisions regarding amendments to the Omnibus Incentive Plan.

For the first three points above, the votes attached to shares held directly or indirectly by insiders benefiting directly or indirectly from the amendment are to be excluded. In addition, with respect to the last point above, where the amendment will disproportionately benefit one or more insiders over other participants, the votes of shares held directly or indirectly by those insiders receiving the disproportionate benefit must be excluded.

Except as specifically provided in a grant agreement approved by the Board, awards granted under the Omnibus Incentive Plan generally are not transferable other than by will or the laws of succession.

We currently do not provide any financial assistance to participants under the Omnibus Incentive Plan.

Legacy Option Plan

Eligible participants under the Legacy Option Plan are the directors, officers, employees and consultants of the Company and its subsidiaries. Our Board is responsible for administering the Legacy Option Plan (subject to its right to delegate authority to a committee of the Board) and has the full and complete authority to interpret the Legacy Option Plan and to establish rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the Legacy Option Plan.

An option granted under the Legacy Option Plan is exercisable no later than ten years after the date of grant. In order to facilitate the payment of the exercise price of the options, the Legacy Option Plan allows for the participant to surrender options upon the occurrence of a change of control established by resolution of the Board or shareholders (which took place upon completion of the IPO) in order to “net exercise” such options, the whole, subject to the procedures set out in the Legacy Option Plan.

Summary Compensation Table

The following table sets out information concerning the compensation paid or awarded by the Company to the NEOs for the period between the closing of the IPO to December 31, 2020:

Name and principal position	Fiscal Year	Salary(1) ($)	Share- based awards ($)	Option- based awards(2) ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensa- tion ($)	Total compensa- tion ($)
					Annual incentive plans(3)	Long-term incentive plans
Philip Fayer Chair and CEO	2020	173,574	—	2,187,500	173,077	—	—	1,324	2,535,475
David Schwartz CFO	2020	111,540	—	821,304	55,051	—	5,545	1,287	994,727
Yuval Ziv Managing Director, Digital Payments	2020	138,462	—	1,000,006	207,692	—	—	—	1,346,160
Mark Pyke President, North America	2020	110,769	—	—	55,385	—	—	5,384	171,538
Ed Garcia COO, North America	2020	74,769	—	—	18,000	—	2,842	6,060	101,671

(1)

Represents base salary earned for the period between the closing of the IPO and December 31, 2020. Annualized amounts are as follows: Philip Fayer $625,000, David Schwartz C$524,800, Yuval Ziv $500,000, Mark Pyke $400,000 and Ed Garcia $270,000. Compensation for David Schwartz is paid in Canadian dollars but has been converted for the table above at the exchange rate of C$1.00 = US$0.7675.

(2)	Represents grants of options made to Messrs. Fayer, Schwartz, and Ziv under the Omnibus Incentive Plan. Amounts shown have been calculated using the Black Scholes method.
(3)	Represents bonuses earned for the period between the closing of the IPO and December 31, 2020.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table indicates, for each of the NEOs, all awards outstanding as at December 31, 2020.

Name	Option-based awards				Share-based awards
	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in- the-money options ($)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)(	Market or payout value of vested share-based awards not paid out or distributed ($)
Philip Fayer Chair and CEO	102,834	2.80	September 21, 2027	5,905,757	—	—	—
	138,936	47.21	December 7, 2030	1,808,947
David Schwartz CFO	836,007	3.42	September 9, 2028	47,493,558	—	—	—
	51,416	4.70	March 14, 2029	2,855,130
	52,164	47.21	December 7, 2030	679,175
Yuval Ziv Managing Director, Digital Payments	108,620	11.51	August 1, 2029	5,291,966	—	—	—
	357,143	17.22	March 16, 2030	15,360,720
	63,514	47.21	December 7, 2030	826,952
Mark Pyke President, North America	1,254,011	2.80	February 26, 2028	72,017,852	—	—	—
	51,416	4.70	March 14, 2029	2,855,130
Ed Garcia COO, North America	107,143	3.84	October 31, 2028	6,041,794	—	—	—

(1)

The value of unexercised in-the-money options is calculated based on the difference between the strike price of the option and the closing price of the Subordinate Voting Shares on the TSX on December 31, 2020, namely $60.23.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table indicates, for each of the NEOs, a summary of the value of option-based and share-based awards vested or of non-equity incentive plan compensation earned during the period between the closing of the IPO and December 31, 2020.

Name	Option-based awards - Value vested ($)(1)	Share-based awards - Value vested ($)	Non-equity incentive plan compensation - Value earned ($)
Philip Fayer Chair and CEO	2,385,749	—	173,077
David Schwartz CFO	19,972,199	—	55,051
Yuval Ziv Managing Director, Digital Payments	1,573,904	—	207,692
Mark Pyke President, North America	30,188,216	—	55,385
Ed Garcia COO, North America	2,374,289	—	18,000

(1)

The value of option-based awards vested during the year is calculated based on the difference between the strike price of the option and the closing price of the Subordinate Voting Shares on the TSX on the day the options vested.

Employment Agreements, Termination and Change of Control Benefits

Philip Fayer, Chair and Chief Executive Officer

Mr. Philip Fayer’s employment agreement provides for base salary, an annual performance bonus, benefits (including fringe benefits) as well as participation in the Company’s equity based incentive programs. The employment agreement with Mr. Fayer specifies that certain amounts are payable to Mr. Fayer in the event his employment arrangement with the Company is terminated.

In the event that Mr. Fayer is terminated other than for cause, death or incapacity, he is entitled to any accrued but unpaid base salary, pro-rated benefits, unused accumulated vacation and any accrued but unpaid bonus for any fiscal year ended prior to his termination date. Mr. Fayer is also entitled to receive pro-rated bonus payments attributable to the fiscal year in which the employment termination date occurs. The employment agreement of Mr. Fayer further states that the Company will pay Mr. Fayer an additional 18 months of the average of the total compensation received in the two years prior to the year of Mr. Fayer’s employment termination date.

If Mr. Fayer is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment for any fiscal year ending after the termination date. He will however, be entitled to payment of his accrued but unpaid base salary, unused accumulated vacation and pro-rated benefits earned up to the termination date, as well as any accrued unpaid bonus for any fiscal year ending prior to the termination date.

Mr. Fayer’s employment agreement also contains non-competition and non-solicitation covenants which are in effect during the period of his employment and for 18 months thereafter.

In addition, the agreement provides that, for so long as such agreement is in force, the Company agrees to include Mr. Fayer in the list of nominees proposed as directors by the Company, by indicating such nomination in the management proxy circular for the election of directors of the Company.

David Schwartz, Chief Financial Officer

Mr. David Schwartz’s employment agreement provides for, among other things, his base salary, an annual performance bonus, benefits (including fringe benefits and RRSP contributions) as well as participation in the Company’s equity based incentive programs. The employment agreement with Mr. Schwartz specifies that certain amounts are payable to Mr. Schwartz in the event his employment with the Company is terminated.

In the event that Mr. Schwartz is terminated other than for cause, death or incapacity, he is entitled to any accrued but unpaid base salary, unused accumulated vacation and any accrued but unpaid bonus for any fiscal year ended prior to his termination date. Mr. Schwartz is also entitled to receive an additional 18 months of base salary. In addition, Mr. Schwartz’s employment agreement provides that he is entitled to receive an amount equal to 150% of the average annual bonus received by him in the two years prior to the termination date. Mr. Schwartz’s agreement also provides that he will continue to benefit from any entitlements under the Company’s group benefits plan (or pay to Mr. Schwartz an amount equal to the cost of acquiring equivalent private coverage) for the shorter of 18 months following the termination date or until Mr. Schwartz finds new employment.

If Mr. Schwartz is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment for any fiscal year ending after the termination date. He will however, be entitled to payment of his accrued but unpaid base salary, reimbursable expenses not previously paid and an amount equivalent to any unused and accumulated vacation earned up to the termination date, as well as any accrued unpaid bonus for any fiscal year ending prior to the termination date.

Mr. Schwartz’s employment agreement also contains a non-solicitation covenant which is in effect during the period of his employment and for 18 months thereafter.

Yuval Ziv, Managing Director, Digital Payments

Mr. Yuval Ziv’s employment agreement provides for, among other things, his base salary, an annual performance bonus, reimbursement of travel expenses and certain benefits and perquisites. The employment agreement with Mr. Ziv may be terminated by either Mr. Ziv or the Company at any time with six months’ prior notice (or compensation in lieu of notice by the Company), unless the Company terminates Mr. Ziv for cause in which case he will not be entitled to notice or any severance pay.

Mr. Ziv’s employment agreement also contains certain restrictive covenants that will continue to apply following the termination of his employment. This includes a non-competition covenant which is in effect during Mr. Ziv’s employment and for 12 months thereafter. In addition, Mr. Ziv’s employment agreement contains a non-solicitation covenant, which is in effect during the period of his employment and for periods of either 12 or 24 months following the termination date, as it pertains to employees and business relationships of the Company, respectively. In the event Mr. Ziv resigns or is not terminated for cause, Mr. Ziv’s non-competition covenant is subject to a condition that the Company pay Mr. Ziv monthly compensation of $41,670 per month during the first six months of the non-competition period.

Mark Pyke, President, North America

Mr. Mark Pyke’s employment agreement provides for, among other things, his base salary, an annual performance bonus, benefits (including fringe benefits) as well as participation in the Company’s equity based incentive programs. The employment agreement with Mr. Pyke specifies that certain amounts are payable to Mr. Pyke in the event his employment with the Company is terminated.

In the event that Mr. Pyke is terminated other than for cause, death or incapacity, he is entitled to any accrued but unpaid base salary, pro-rated benefits, unused accumulated vacation and any accrued but unpaid bonus payments for any fiscal year ended prior to his termination date. Mr. Pyke is also entitled to receive an additional 12 months of annual salary in an amount equal to the greater of the average of his annual base salary received in the two years prior to the termination date, and $$400,000. In addition, Mr. Pyke’s employment agreement entitles him to his pro-rated bonus attributable to the fiscal year in which the termination date occurs. This bonus is payable if certain achievement of performance objectives would have resulted in the annual bonus being earned if computed on an annualized basis.

If Mr. Pyke is terminated with cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment for the fiscal year ending after the termination date. He will however be entitled to payment of his accrued but unpaid base salary, unused accumulated vacation and benefits earned up to the termination date on a pro-rate basis, as well as any accrued unpaid bonus for any fiscal year ending prior to the termination date.

Mr. Pyke’s employment agreement also contains non-competition and non-solicitation covenants which are in effect during the period of his employment and for 12 months thereafter.

Ed Garcia, Chief Operating Officer, North America

Mr. Ed Garcia’s employment agreement provides for, among other things, his base salary, an annual performance bonus, benefits as well as participation in the Company’s equity based incentive programs. The employment agreement with Mr. Garcia specifies that certain amounts are payable to Mr. Garcia in the event his employment with the Company is terminated.

If Mr. Garcia is terminated without cause, he is entitled to salary continuation payments for a period of six months following his termination date, in addition to four additional weeks of severance for each full year of completed service with the Company, for a combined maximum of 18 months of compensation. Mr. Garcia is also entitled to accrued but unused vacation earned as of the termination date. The aforementioned payment to Mr. Garcia is conditional upon his execution of a release of claims in favour of the Company.

If Mr. Garcia is terminated with cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any payments or benefits following the termination date. He will however be entitled to payment of his accrued but unpaid based salary and vacation or other compensation earned up to the termination date.

Mr. Garcia’s employment agreement also contains non-competition and non-solicitation covenants which are in effect during the period of his employment and for 12 months and five years thereafter, respectively.

The following table shows the incremental payments (excluding vested equity awards not yet paid or distributed) that would be paid respectively to all NEOs upon the occurrence of certain events, assuming termination took place on December 31, 2020:

Name	Event	Severance ($)(1) (2)	Equity-based awards ($)(3)	Other payments ($)	Total ($)
Philip Fayer Chair and CEO	Termination other than for cause, death or incapacity	2,244,071	39,648	—	2,283,719
David Schwartz CFO	Termination other than for cause, death or incapacity	1,732,806	14,886	—	1,312,774
Yuval Ziv Managing Director, Digital Payments	Termination other than for cause	274,038	2,459,007	—	2,733,045
Mark Pyke President, North America	Termination other than for cause, death or incapacity	627,692	—	—	627,692
Ed Garcia COO, North America	Termination other than for cause	290,307	—	—	290,307

(1)	Severance payments are calculated based on base salary as of December 31, 2020 and at target annual incentive compensation pursuant to the applicable employment agreement of each NEO.
(2)	Severance for David Schwartz would be paid in Canadian dollars and has been converted for the table above at the exchange rate of C$1.00 = US$0.7675.
(3)

The value of equity-based awards is calculated based on the number of unvested options that would vest on termination multiplied by the difference between the strike price of the option and the closing price of the Subordinate Voting Shares on the TSX on December 31, 2020, namely $60.23.

Hedging/Anti-Hedging Policy

Our directors and executive officers are, under the terms of the Code of Ethics, prohibited from engaging in short sales, sale of a call option, and purchase of a put option with respect to securities of Nuvei.

Compensation Consultant

The Company retained the services of Korn Ferry, a consulting firm which provides independent advice with respect to executive and director compensation matters, to (i) review the competitiveness of executive compensation and to assist in connection with executive compensation matters in the context of the IPO, (ii) develop a post-IPO long-term incentive plan strategy and program, (iii) benchmark the key compensation- related provisions of the executive employment agreements, and (iv) perform a Board compensation review.

The provision of any services by Korn Ferry to the Company in addition to any executive compensation-related services does not require the pre-approval of the Board or the GHRC Committee.

The aggregate fees billed to the Company in Fiscal 2020 and Fiscal 2019 for executive compensation-related services and all other services provided by Korn Ferry are as set out below:

Services Retained	Fees billed in Fiscal 2020	Fees billed in Fiscal 2019
Executive compensation-related fees	$40,000	$135,000
All other fees (1)	—	—

Total	$40,000	$135,000

(1)	No service rendered other than executive or director compensation-related services.

DIRECTOR COMPENSATION

The GHRC Committee reviews directors’ compensation periodically. During the course of Fiscal 2020, the GHRC Committee retained the services of Korn Ferry to review the Company’s director compensation market positioning and to assist in refining the director compensation policy going forward, beginning with Fiscal 2021.

Director Compensation

Philip Fayer, has not and will not be entitled to any compensation as a director of Nuvei. The other directors of the Company are entitled to be paid as members of the Board, and, if applicable, as members of any committee of the Board, the following annual retainers:

Annual Retainer
Lead Director
Cash Retainer	$37,500
Equity Retainer	$87,500
Member of the Board
Cash Retainer	$27,500
Equity Retainer	$77,500
Committee Chair Retainer
Chair of Audit Committee	$12,500
Chair of GHRC Committee	$10,000
Additional Committee Member Retainer
Member of Audit Committee	$8,000
Member of GHRC Committee	$5,000

The equity retainer is payable in DSUs. Each director may also elect to receive up to 100% of their cash retainer in the form of DSUs. The cash and equity retainers are payable on a quarterly basis with the number of DSUs to be issued being determined based on the volume-weighted average trading price on the TSX for the five trading days prior to each such issuance. While DSUs vest immediately, they are only paid out when a director ceases to be a member of the Board. See “Omnibus Incentive Plan”.

On September 22, 2020, as part of their compensation for the third quarter of Fiscal 2020, Michael Hanley received 841 DSUs and Pascal Tremblay, David Lewin, Daniela Mielke each received 745 DSUs. On January 4, 2021, as part of their compensation for the fourth quarter of Fiscal 2020, Michael Hanley received 368 DSUs and Pascal Tremblay, David Lewin, Daniela Mielke each received 326 DSUs. On April 5, 2021, as part of their compensation for the first quarter of Fiscal 2021, Michael Hanley received 373 DSUs, Pascal Tremblay received 503 DSUs, David Lewin received 524 DSUs and Daniela Mielke received 448 DSUs.

Directors are entitled to be reimbursed for reasonable travel and other expenses incurred by them in carrying out their duties as directors. There are currently no service contracts or agreements, or predetermined plans or arrangements, between the Company and any of the directors with respect to payments upon termination of their services as a director.

Director Compensation Table

The following table indicates, for each non-executive director, a summary of the compensation received during the period between the closing of the IPO and December 31, 2020.

Name	Fees earned (1) ($)	Share-based awards ($)(2)	Option-based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total compensation ($)
Michael Hanley	26,454	21,875	—	—	—	—	48,329
David Lewin	15,579	19,375	—	—	—	—	34,954
Daniela Mielke	9,416	19,375	—	—	—	—	28,791
Pascal Tremblay	13,867	19,375	—	—	—	—	33,242

(1)	Represents fees earned for services as a director between the closing of the IPO and December 31, 2020.
(2)

Represents DSUs granted to directors, the value of which is calculated based on the price of the Subordinate Voting Shares at IPO, being $26.00. On January 4, 2021, as part of their compensation for the fourth quarter of Fiscal 2020, Michael Hanley received 368 DSUs and Pascal Tremblay, David Lewin, Daniela Mielke each received 326 DSUs representing $21,875 for the 368 DSUs granted to Mr. Hanley and $19,375 for the 326 DSUs granted to each of Messrs. Tremblay and Lewin and Ms. Mielke, calculated based on the weighted average trading price of the Subordinate Voting Shares on the TSX for the five (5) trading days preceding January 4, 2021, being $59.47.

Director Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table indicates, for each non-executive director, all awards outstanding as at December 31, 2020.

Name	Option-based awards				Share-based awards
	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)(1)
Michael Hanley	—	—	—	—	—	—	50,674
David Lewin	—	—	—	—	—	—	44,883
Daniela Mielke	—	—	—	—	—	—	44,883
Pascal Tremblay	—	—	—	—	—	—	44,883

(1)

Represents DSUs calculated based on the closing price of the Subordinate Voting Shares on the TSX on December 31, 2020, namely $60.23. On January 4, 2021, as part of their compensation for the fourth quarter of Fiscal 2020, Michael Hanley received 368 DSUs and Pascal Tremblay, David Lewin, Daniela Mielke each received 326 DSUs, representing $22,156 for the 368 DSUs granted to Mr. Hanley and $19,624 for the 326 DSUs granted to each of Messrs. Tremblay and Lewin and Ms. Mielke, calculated based on the closing price of the Subordinate Voting Shares on the TSX on December 31, 2020, namely $60.23.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table indicates, for each non-executive director, a summary of the value of option-based and share-based awards vested or of non-equity incentive plan compensation between the closing of the IPO and December 31, 2020.

Name	Option-based awards - Value vested ($)	Share-based awards - Value vested ($)(1)	Non-equity incentive plan compensation - Value earned ($)
Michael Hanley	—	50,674	—
David Lewin	—	44,883	—
Daniela Mielke	—	44,883	—
Pascal Tremblay	—	44,883	—

(1)

Represents DSUs calculated based on the closing price of the Subordinate Voting Shares on the TSX on December 31, 2020, namely $60.23. On January 4, 2021, as part of their compensation for the fourth quarter of Fiscal 2020, Michael Hanley received 368 DSUs and Pascal Tremblay, David Lewin, Daniela Mielke each received 326 DSUs, representing $22,156 for the 368 DSUs granted to Mr. Hanley and $19,624 for the 326 DSUs granted to each of Messrs. Tremblay and Lewin and Ms. Mielke, calculated based on the closing price of the Subordinate Voting Shares on the TSX on December 31, 2020, namely $60.23.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides details as at December 31, 2020 of compensation plans under which equity securities of Nuvei are authorized for issuance.

Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon the exercise of outstanding options, warrants and rights ) (#)
Equity compensation plans approved by securityholders
Omnibus Incentive Plan	3,353,232	28.75	10,464,013
Legacy Option Plan	3,620,349	5.32	—
Equity compensation plans not approved by securityholders	—	—	—
Total	6,973,581	16.59	10,464,013

CORPORATE GOVERNANCE

The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance.

Board of Directors

Composition of the Board

Under our Articles, our Board is to consist of a minimum of three and a maximum of 12 directors as determined from time to time by our Board. The directors are appointed at an annual general meeting of shareholders and the term of office for each of the directors will expire at the time of our next annual shareholders meeting. Our Articles provide that, between annual general meetings of shareholders, the directors may appoint one or more additional directors so appointed, but the number of additional directors so appointed may not at any time exceed one-third of the number of current directors who were elected or appointed other than as additional directors. Under the CBCA, a director may be removed with or without cause by a resolution passed by a majority of the votes cast by shareholders present in person or by proxy at a meeting and who are entitled to vote. Under the CBCA, at least one quarter of our directors must be resident Canadians as defined in the CBCA.

Nomination of Directors

Pursuant to the investor rights agreement (the “Investor Rights Agreement”) we entered into on September 22, 2020 with Novacap, CDPQ and Fayer Holdco (collectively, the “Principal Shareholders”), Fayer Holdco is entitled to designate two members of the Board and will continue to be entitled to designate such number of directors for so long as it holds more than 50% of the number of Multiple Voting Shares it held upon completion of the IPO. Fayer Holdco is entitled to designate one member of the Board for so long as it holds more than 25% of the number of Multiple Voting Shares it held upon completion of the IPO. In the event that Fayer Holdco holds 25% or less of the number of Multiple Voting Shares it held upon completion of the IPO and Mr. Philip Fayer is no longer acting as our Chief Executive Officer, Fayer Holdco will lose the right to designate a member of the Board.

Novacap is entitled to designate two members of the Board and will continue to be entitled to designate such number of directors for so long as it holds more than 50% of the number of Multiple Voting Shares it held upon completion of the IPO. Novacap will be entitled to designate one member of the Board for so long as it holds more than 25% of the number of Multiple Voting Shares it held upon completion of the IPO. In the event that Novacap holds 25% or less of the number of Multiple Voting Shares it held upon completion of the IPO, it will lose the right to designate a member of the Board.

CDPQ is entitled to designate one member of the Board and will continue to be entitled to designate one member of the Board for so long as it holds more than 25% of the number of Multiple Voting Shares it held upon completion of the IPO. In the event that CDPQ holds 25% or less of the number of Multiple Voting Shares it held upon completion of the IPO, it will lose the right to designate a member of the Board. The nominee of CDPQ designated under the Investor Rights Agreement must be independent within the meaning of NI 52-110.

The Investor Rights Agreement also provides that, should the Company grant additional nomination rights in the future to an investor other than the Principal Shareholders, the Company will cause such other investor to exercise all voting rights under its control to vote in favour of the nominees of the Principal Shareholders, provided that such other investor may withhold from voting in favour of such nominees.

Subject to the nomination rights set out in the Investor Rights Agreement, our GHRC Committee is responsible for recommending to our Board nominees for election or appointment as directors, as the case may be, in accordance with the provisions of applicable corporate law and the charter of our GHRC Committee. Pursuant to the terms of the Investor Rights Agreement, the GHRC Committee is required to provide a recommendation with respect to nominees for election designated by any of the Principal Shareholders in accordance with the Investor Rights Agreement. The GHRC Committee will not make any other recommendations to the Board as to any nominees for election or appointment as directors until any of the Principal Shareholders loses all or a portion of its rights to designate directors under the Investor Rights Agreement or there is an increase in the size of the Board.

To the extent any of the Principal Shareholders loses all or a portion of its rights to designate directors under the Investor Rights Agreement or there is an increase in the size of the Board, the GHRC Committee will be unconstrained with respect to its recommendations for any available director positions not subject to the nomination rights of shareholders. The GHRC Committee will consider the competencies and skills that the Board considers to be necessary for the Board as a whole to possess, the competencies and skills that the Board considers each existing director to possess, and the competencies and skills each new nominee will bring to the boardroom. The GHRC Committee will also consider the amount of time and resources that nominees have available to fulfill their duties as a member of the Board.

The GHRC Committee is entirely composed of independent directors within the meaning of NI 58-101. The Chair of the GHRC Committee is an independent director and will lead any nominating process in accordance with and pursuant to the criteria for Board membership as set forth in the charter of the GHRC Committee.

Majority Voting Policy

In accordance with the requirements of the TSX, our Board has adopted a majority voting policy whereby proxy forms for shareholders’ meetings at which directors are to be elected enable the shareholder to vote for or to withhold from voting for each individual nominee. If, with respect to any particular nominee for election to the board, the number of votes withheld exceeds the number of votes for the nominee, then, for the purpose of the majority voting policy, the nominee will be considered not to have received the confidence and support of the shareholders, even though duly elected as a matter of corporate law. A person elected as a director who is considered for the purpose of this policy not to have received the confidence and support of the shareholders is required to immediately tender his or her resignation as a director, to be effective on acceptance by the Board. The Board will consider the tendered resignation and disclose by news release its decision whether or not to accept that resignation and the reasons for its decision no later than 90 days after the date of the relevant shareholders’ meeting. The Board will accept the tendered resignation, absent exceptional circumstances. In considering whether or not to accept the tendered resignation, the Board will consider all factors that it deems in its discretion to be relevant, including, without limitation, any stated reasons why shareholders withheld votes for election of such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contribution to the Company and the Company’s corporate governance policies.

Independence of the Board of Directors

Our Board is comprised of five directors, four of whom are independent within the meaning of NI 58-101. It is the Board’s determination that pursuant to applicable standards that Philip Fayer is not independent by reason of the fact that he is the Chief Executive Officer of the Company.

Pursuant to National Instrument 52-110 – Audit Committees (“NI 52-110”), an independent director is one who is free from any direct or indirect relationship which could, in the view of the Board, be reasonably expected to interfere with a director’s independent judgment. The Board shall determine annually whether each member of the Board is independent in accordance with applicable securities legislation by ascertaining, among other things, whether they were engaged as an executive officer or employee of Nuvei, they have any immediate family member engaged as an executive officer or employee of Nuvei, they received remuneration from Nuvei other than remuneration for acting as a director or a member of any committee of the Board, or they or an immediate family member benefitted from a business relationship with Nuvei that could reasonably be perceived to interfere with their independent judgement.

The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management of the Company. The Board has designated Michael Hanley as Lead Director and independent directors within the meaning of NI 52-110 hold in-camera sessions without management or non-independent directors present at meetings of the Board. See “Election of Directors—Nominees”.

Outside Directorships

Certain members of the Board are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction, as listed in “Election of Directors—Nominees”.

Meetings of Independent Directors

The Board holds regularly-scheduled quarterly meetings as well as ad hoc meetings from time to time. In the course of meetings of the Board or of committees of the Board, the independent directors hold meetings, or portions of such meetings, at which neither non-independent directors nor officers of Nuvei are in attendance.

If a director or officer holds an interest in a transaction or agreement under consideration at a Board meeting or a meeting of a committee of the Board, that director or officer may not be present at the time the Board or committee deliberates such transaction or agreement and abstains from voting on the matter, subject to certain limited exceptions provided for in the CBCA.

Chair of the Board

Philip Fayer, the Chief Executive Officer of the Company, is the Chair of the Board, and in such role, he is principally responsible for overseeing the operations and affairs of the Board.

Lead Director

Michael Hanley, an independent director, is the lead director of Nuvei and ensures that the Board discharges its responsibilities, that the Board evaluates performance of management objectively and that the Board understands the boundaries between the responsibilities of the Board and of management.

Mandate of the Board

The Board has adopted a written mandate describing, inter alia, the Board’s role and overall responsibility to supervise the management of the business and affairs of Nuvei. The Board, directly and through its committees and the Chair of the Board, provides direction to the executive officers of Nuvei, generally through the Chief Executive Officer. The Board has overall responsibility for the Company’s strategic planning, risk management, human resource management, corporate governance, and communications with Nuvei’s shareholders and the market. The text of the mandate of the Board is reproduced in its entirety under “Schedule A -Charter of the Board of Directors” attached to this Circular.

Committees of the Board

In addition to the Audit Committee, which is required by Canadian securities law for all reporting issuers , the Board has established the GHRC Committee, which is currently comprised of David Lewin, Michael Hanley and Pascal Tremblay, all of whom are independent within the meaning of NI 58-101. David Lewin is the Chair of the GHRC Committee. For more information on the Audit Committee, including the text of its terms of reference, refer to the Audit Committee section in our annual information form for Fiscal 2020.

Position Descriptions

The Board has developed and implemented written descriptions for the Lead Director, Chair of the Board and the chair of each committee of the Board. In addition, the Board, in conjunction with the Chief Executive Officer, has developed and implemented a written position description for the role of the Chief Executive Officer who is primarily responsible for the overall management of the business and affairs of the Company, including establishing the strategic and operational priorities of the Company and providing leadership for the effective overall management of the Company.

Orientation and Continuing Education

The GHRC Committee reviews, monitors and makes recommendations with respect to director orientation. All newly elected directors shall be provided with an orientation as to the nature and operation of the business and affairs of the Company and as to the role of the Board and its committees. Each new director shall meet with the Chair of our Board, individual directors and members of the senior management team to discuss the Company’s business and activities. Orientation will be designed to assist the directors in fully understanding the nature and operation of the Company’s business, the role of the Board and its committees, and the contributions that individual directors are expected to make, including the time and effort the Company expects them to devote to the execution of their functions.

In addition, the GHRC Committee reviews, monitors and makes recommendations with respect to director continuing education opportunities designed to maintain or enhance the skills and abilities of the Company’s directors and to ensure that their knowledge and understanding of the Company’s business remains current.

Ethical Business Conduct

Code of Ethics

The Board has adopted a written Code of Ethics applicable to all of our directors, officers and employees. The Code of Ethics sets out our core values and standards of behavior that are expected from our personnel with respect to all aspects of our business. The objective of the Code of Ethics sets out Nuvei’s mission and values, and provides guidelines for maintaining our integrity, reputation and honesty with a goal of honouring others’ trust in us at all times.

The Code of Ethics sets out guidance with respect to conduct in dealing with conflicts of interest, protection of our assets, confidentiality, fair dealing with shareholders, competitors and employees, insider trading, compliance with laws and reporting any illegal or unethical behaviour. Our Board has ultimate responsibility for the stewardship of the Code of Ethics and it monitors compliance through our GHRC Committee.

The full text of the Code of Ethics is available on our website at www.nuvei.com and on Nuvei’s SEDAR profile at www.sedar.com.

Monitoring Compliance with the Code of Ethics

The Board, together with the GHRC Committee and the Audit Committee, monitors adherence to the Code of Ethics and reviews potential situations related thereto brought to the attention of the any of the Board, GHRC Committee or Audit Committee in order to recommend to the GHRC Committee whether or not to grant waivers from the requirements of the Code of Ethics.

Requirement for Directors and Officers to Disclose Interest in a Contract or Transaction

In accordance with the Company’s laws of incorporation, directors and officers must disclose the nature and value of any interest he or she has in a material contract or material transaction whether made or proposed with the Company. Such disclosure is also required for any contract or transaction to which Nuvei is a party and an entity in which the director or officer is a director or officer or an individual acting in a similar capacity, or an entity in which the director or officer has a material interest. Subject to certain limited exceptions under the Company’s laws of incorporation, no director may vote on a resolution to approve a material contract or material transaction which is subject to such disclosure requirement.

The GHRC Committee monitors conflicts of interest (actual or perceived) of both the directors and officers in accordance with the Code of Ethics, including compliance with all applicable corporate and securities law disclosure obligations, and restrictions on voting or participating in deliberations with respect to contracts or transactions in which a director or officer of Nuvei has an interest.

Complaint Reporting and Review of Ethical Business Conduct

In order to foster a climate of openness and honesty in which any concern or complaint pertaining to accounting, internal accounting controls or auditing matters affecting Nuvei can be reported in good faith, without fear of retaliation, harassment or an adverse employment consequence, the Code of Ethics contains policies and procedures to facilitate confidential, anonymous submissions by employees of concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters. The Chief Financial Officer is responsible for reviewing any such complaints or concerns that are received. However, when necessary, the Chair of the GHRC Committee may receive and review any complaints or concerns received that relate to non-financial matters, while the Audit Committee may receive and review any complaints or concerns received that relate to financial matters. Each of the Chief Financial Officer, GHRC Committee and Audit Committee, if determined to be necessary or appropriate, may engage outside advisors to investigate any matter, and will work with management and legal counsel to reach a satisfactory conclusion.

Interests of Directors

A director who has a material interest in a matter before our Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our Board or any committee on which he or she serves, such director may be required to excuse himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors are also required to comply with the relevant provisions of the CBCA regarding conflicts of interest.

Compensation

The GHRC Committee oversees and recommends for approval by the Board executive compensation principles, policies, programs, grants of equity-based incentives and processes and specifically considers and recommends annually or as required for approval by the independent directors of the Board of all forms of compensation for the Chair and Chief Executive Officer, and for approval by the Board of all forms of compensation for the other executive officers of Nuvei. Further particulars of the process by which compensation for Nuvei’s executive officers is determined, is provided under the heading “Executive Compensation”. The Chair of the GHRC Committee is an independent director and leads the compensation review process in accordance with the charter of the GHRC Committee.

Assessments

It is the responsibility of the Board and the GHRC Committee to regularly evaluate the overall efficiency of the Board and its various committees. In connection with such evaluations by the Board, the performance of the Board as a whole as well as the performance of each individual director is evaluated and reviewed on an annual basis. The evaluation by the Board takes into account (i) in the case of the Board, the Board charter and (ii) in the case of an individual director, the applicable position description(s), as well as the competencies and skills each individual director is expected to contribute to the Board. The GHRC Committee assesses the contribution of individual directors on an ongoing basis and in light of the opportunities and risks facing Nuvei, the competencies, skills and qualities required of directors. As part of its mandate, the GHRC Committee develops long-term plans for the composition of the Board, as well as ensures that an appropriate system is in place to evaluate the effectiveness of the Board as a whole and its various committees.

Director Term Limits and Other Mechanisms of Board Renewal

Our Board has not adopted director term limits, a retirement policy for its directors or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the GHRC Committee, subject to the nomination rights set out in the Investor Rights Agreement, will seek to maintain the composition of the Board in a way that provides, in the judgment of the Board, the best mix of skills and experience to provide for our overall stewardship.

The Board, on an annual basis, evaluates and reviews its performance as a whole, as well as the performance of each individual director while taking into account, among other things, any applicable position description(s), as well as the competencies and skills each individual director is expected to contribute to the Board. See “Assessments”.

Diversity and Inclusion

We believe that having a diverse Board and executive team offers a depth of perspective that enhances Board and management operations and performance. We similarly believe that having a diverse and inclusive organization overall is beneficial to our success, and we are committed to diversity and inclusion at all levels of our organization to ensure that we attract, retain and promote the brightest and most talented individuals.

The Board does not intend to specifically define diversity, but the GHRC Committee will value diversity of experience, perspective, education, background, race, gender and national origin as part of its overall evaluation of director nominees for election or re-election (to the extent permitted by the Investor Rights Agreement) and the Board and GHRC Committee will value same as part of their respective evaluation of candidates for executive positions. This will be achieved through ensuring that diversity considerations are taken into account to fill vacancies, continuously monitoring the level of women, visible minorities, aboriginal persons and persons with disabilities represented on our Board and in our executive team, continuing to broaden recruiting efforts to attract and interview qualified female candidates, and committing to retention and training to ensure that our most talented employees are promoted from within our organization. The Company does not currently have a written diversity policy in place.

The Board and the GHRC Committee consider merit as the key requirement for Board and executive appointments that the Board is permitted to make in accordance with the terms of the Investor Rights Agreement, and as such, it is not expected to adopt a target regarding women, aboriginal persons, visible minorities and persons with disabilities in executive officer positions or as directors of the Company. The Company currently has one woman acting as executive officer on behalf of the Company (representing approximately 6% of the Company’s executive officers), one woman sitting on its Board (representing 20% of Board members) and no executive officer nor Board member is considered either an aboriginal person, a member of a visible minority or a person with disabilities (representing 0% of the Company’s executive officers and Board members).

Directors’ and Officers’ Liability Insurance

Our and our subsidiaries’ directors and officers are covered under our existing directors’ and officers’ liability insurance. Under this insurance coverage, we and our subsidiaries will be reimbursed for insured claims where payments have been made under indemnity provisions on behalf of our and our subsidiaries’ directors and officers, subject to a deductible for each loss, which will be paid by us. Our and our subsidiaries’ individual directors and officers will also be reimbursed for insured claims arising during the performance of their duties for which they are not indemnified by us or our subsidiaries. Excluded from insurance coverage are illegal acts, acts which result in personal profit and certain other acts.

Attendance at Board and Committee Meetings

The GHRC Committee monitors director attendance and, in addition to considering attendance in relation to the recommendation for directors to be proposed for election at the annual meeting of shareholders, the Committee discloses the attendance record for all directors in the Circular. During Fiscal 2020, the Board met a total of five (5) times, the Audit Committee met a total of two (2) times, and the GHRC Committee met a total of two (2) times, as described in more detail under the heading “Election of Directors—Nominees”. At the end of each of the Board meetings held during Fiscal 2020, the independent directors met separately.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As at December 31, 2020, none of our directors or executive officers, and none of their respective associates, is indebted to us or any of our subsidiaries or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided to us or any of our subsidiaries.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as described elsewhere in the Circular, the Company’s annual information form, the Company’s audited consolidated financial statements and notes for Fiscal 2020 and management’s discussion and analysis for Fiscal 2020, no director or executive officer of Nuvei, and to the knowledge of the directors and executive officers of Nuvei, (i) no person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10 percent of Nuvei’s voting shares, (ii) nor any of such persons’ or companies’ associates or affiliates, (iii) nor any associates or affiliates of any director of executive officer of Nuvei, has had a material interest, direct or indirect, that has materially affected or is reasonably expected to materially affect the Company within the three most recently completed financial years or during the current financial year.

OTHER INFORMATION

Additional Information

Additional information relating to Nuvei is available on Nuvei’s SEDAR profile at www.sedar.com and on the Company’s website at www.nuvei.com. Shareholders may obtain without charge additional copies of Nuvei’s consolidated financial statements and management’s discussion and analysis and all documents incorporated by reference into this Circular to the Company’s Corporate Secretary by email at IR@nuvei.com or by written request to 1100 René-Lévesque Boulevard West, 9th Floor, Montreal, Québec H3B 4N4. Financial information regarding Nuvei is provided in its consolidated financial statements and management’s discussion and analysis for Fiscal 2020.

Particulars of other Matters to be Acted Upon

Management of Nuvei is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If other matters properly come before the Meeting, it is the intention of the person named in the accompanying form of proxy to vote the shares represented thereby in accordance with his or her best judgment on such matters.

Shareholder Proposals

A shareholder intending to submit a proposal at an annual meeting of shareholders must comply with applicable laws. Any proposal to be considered at next annual shareholder meeting to be held in respect of the fiscal year ending on December 31, 2021 must be received by the Company’s Corporate Secretary by email at IR@nuvei.com or by written request to 1100 René-Lévesque Boulevard West, 9th Floor, Montreal, Québec H3B 4N4 by no later than January 26, 2022. In addition, pursuant to the Company’s advance notice by-law, a shareholder wishing to nominate a director is required to provide notice, in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders is less than 50 days before the meeting date, not later than the close of business on the 15th day following the first public announcement of the date of the annual meeting of shareholders.

APPROVAL OF MANAGEMENT INFORMATION CIRCULAR

The contents and the sending of this Circular have been approved by the Board.

Dated: April 26, 2021.

SCHEDULE A

CHARTER OF THE BOARD OF DIRECTORS

See attached.

BOARD OF DIRECTORS CHARTER

- i -

I.	PURPOSE

The Board of Directors (the “Board”) of Nuvei Corporation (the “Corporation”) is responsible for the supervision of the management of the business and affairs of the Corporation. The Board shall pursue the best interests of the Corporation and shall discharge its duties directly and through the committees that may exist from time to time.

The composition and meetings of the Board are subject to the requirements set forth in the articles and by-laws of the Corporation, as well as in any investor rights agreement or similar agreements which may exist from time to time between the Corporation and certain shareholders (the “Investor Agreements”), as well as in applicable laws and the rules of the Toronto Stock Exchange (the “TSX”). The present charter is not intended to limit, enlarge or change in any way the responsibilities of the Board as determined by such articles, by-laws, Investor Agreements, applicable laws and the rules of the TSX.

II.	DUTIES AND RESPONSIBILITIES OF THE BOARD

In furtherance of its purpose, the Board assumes the following duties and responsibilities, some of which are initially reviewed and recommended by the applicable committee of the Board (each, a “Committee”) to the full Board for approval:

A.	STRATEGY AND BUDGET

1.	Review and approve, as appropriate, the Corporation’s mission and business vision.

2.

Ensure a strategic planning process is in place and approve, on at least an annual basis, a strategic plan which takes into account, among other things, the longer term opportunities and risks of the business.

3.	Approve the Corporation’s annual operating and capital budgets.

4.	Review and monitor the Corporation’s performance with reference to the adopted business plan and budgets.

5.	Review and approve material transactions and capital investments, not in the ordinary course of business.

B.	GOVERNANCE

1.	Oversee the Corporation’s policies concerning business conduct, ethics, public disclosure of material information and other matters.

2.	Oversee any charitable contributions made by the Corporation.

3.

Develop, adopt, implement, review and enforce the Corporation’s Code of Conduct and Business Ethics, Majority Voting Policy, Forum Selection Bylaw, Advance Notice Bylaw, Insider Trading Policy, Disclosure Policy, Authorization Policy and Whistleblower Policy and any such other policies that may be adopted by the Board from time to time, and the actions, reports and recommendations received periodically from the Audit Committee and the Governance, Human Resources and Compensation Committee (the “GHRC Committee”) with respect to the conduct of the business in compliance with such policies.

C.	BOARD AND COMMITTEE MEMBERS

1.

Subject to the nomination rights set out in the Investor Agreements, identify individuals qualified to become Board members considering, the size of the Board and the competencies and skills of directors and proposed directors and the nominees for election at the next annual meeting of shareholders.

2.	Subject to the nomination rights set out in the Investor Agreements, approve the nomination of directors to the Board and its Committees, as well as:

a.

ensure that the requisite number of the Corporation’s directors have no direct or indirect material relationship with the Corporation and determine who, in the reasonable opinion of the Board, are independent pursuant to applicable legislation, regulation and listing requirements;

b.

develop appropriate qualifications/criteria for the selection of Board members (and the acceptability of Board members nominated by certain shareholders in accordance with the terms of the Investor Agreements), including criteria for determining director independence; and

c.	appoint the Board Chair, the Lead Director if necessary and the Chair and members of each Committee of the Board, in consultation with the relevant Committee of the Board.

3.

Determine the directors’ remuneration for Board and Committee service while ensuring that the Corporation’s compensation policy for directors reflects realistically the time spent, responsibilities and risks involved in being an effective director.

4.	Assess annually the effectiveness and contribution of the Board, the Board Chair and the Lead Director, and of each Committee of the Board and their respective Chairs and of individual directors.

5.

In accordance with the Investor Agreements, identify individuals qualified to become members of the Audit Committee in light of the independence, financial literacy, experience and other membership requirements set forth under applicable laws, rules and regulations and listing requirements.

6.

Provide a comprehensive orientation program for new directors to the Board and continuing education opportunities for all directors to ensure that directors can maintain and enhance their abilities and ensure that their knowledge of the business of the Corporation remains current.

7.	Develop written position descriptions for the Board Chair, the Lead Director and the Chair of each Committee of the Board.

8.	Review and discuss with each of the Committees of the Board the appropriateness of their respective charters and any changes to such charters which may be recommended by such Committee to the Board.

D.	CEO, CFO, OTHER EXECUTIVE OFFICERS AND COMPENSATION AND BENEFIT POLICIES

1.

Appoint the executive officers of the Corporation including, but not limited to, the Chief Executive Officer (the “CEO”) and the Chief Financial Officer (the “CFO” and together with the CEO and the other executive officers, as appropriate, the “Executive Officers”).

2.	Develop a written position description for the role of the CEO.

3.	Develop the corporate goals and objectives that each Executive Officer is responsible for meeting and review the performance of each Executive Officer against such corporate goals and objectives.

4.	Evaluate, in conjunction with the GHRC Committee, the performance of each Executive Officer in relation with the corporate and personal objectives set by the Board.

5.	Approve, upon recommendation of the GHRC Committee, the Corporation’s compensation and benefits policies or any changes thereto for Executive Officers.

6.	Approve, by the independent directors, all forms of compensation for the Executive Officers.

7.	Ensure, upon recommendation of the GHRC Committee, that the Corporation’s compensation and benefits policies create and reinforce good conduct, ethical behaviour and promote reasonable risk taking.

8.	Satisfy itself as to the integrity of the Executive Officers and senior management and that the Executive Officers, and senior management create a culture of integrity throughout the organization.

9.

Provide stewardship in respect of succession planning, and approve, as may be required, (i) the succession plan with respect to the positions of the Executive Officers, and (ii) the appointment, training and monitoring of the Executive Officers and senior management.

E.	RISK MANAGEMENT, CAPITAL MANAGEMENT AND INTERNAL CONTROLS

1.	Identify and assess the principal risks of the Corporation’s business, and ensure the implementation of appropriate systems to manage these risks.

2.	Ensure the integrity of the Corporation’s internal control system and management information systems and the safeguarding of the Corporation’s assets.

3.

Review, approve, and as required, oversee compliance with the Corporation’s Disclosure Policy (regarding corporate disclosure and confidentiality) by directors, Executive Officers and other management and employees.

4.	Review and approve the Corporation’s internal and external policies for communicating and disseminating information, the whole in accordance with the Disclosure Policy.

5.	Review and oversee the Corporation’s internal controls over financial reporting and its disclosure controls and procedures.

6.

Review and approve the Code of Ethics with the purpose of promoting integrity and deterring wrongdoing, and encouraging and promoting a culture of ethical business conduct and as required, oversee compliance with the Code of Ethics by directors, Executive Officers and other management and employees.

F.	FINANCIAL REPORTING, AUDITORS AND TRANSACTIONS

1.	Review and approve, as required, the Corporation’s financial statements, related financial information, and financial outlook, the whole in accordance with the Disclosure Policy.

2.	Appoint (including terms and review of engagement), subject to the approval of the shareholders of the Corporation, and remove the external auditor and approve external auditor compensation.

3.

Establish appropriate limits on the authority delegated to the Executive Officers and management to manage the business and affairs of the Corporation, the whole in accordance with the Authorization Policy.

G.	LEGAL REQUIREMENTS AND DIALOGUE WITH STAKEHOLDERS

1.	Oversee the adequacy of the Corporation’s processes to ensure compliance by the Corporation with applicable legal and regulatory requirements.

2.	Establish appropriate measures for receiving feedback from stakeholders.

H.	OTHER

1.

Review, approve, and as required, oversee, with the assistance of the GHRC Committee, the compliance with the Corporation’s environmental, social, health and safety and governance and ethics policies by the Corporation’s directors, Executive Officers and management and employees.

2.	Perform any other function as prescribed by law or as not delegated by the Board to one of the Committees of the Board or to management.

III.	BOARD CHAIR

A.	APPOINTMENT OF THE BOARD CHAIR

The Board shall annually appoint its Chair from among the Corporation’s directors following the annual meeting of shareholders.

B.	DUTIES AND RESPONSIBILITIES OF THE BOARD CHAIR

The Board Chair leads the Board in all aspects of its work and is responsible for effectively managing the affairs of the Board and ensuring that the Board is properly organized and functions efficiently.

More specifically, the Board Chair shall, in addition to any responsibilities that may be attributed to him/her pursuant to the position description of the Board Chair, with respect to:

1.	Strategy

a.	provide leadership to enable the Board to act effectively in carrying out its duties and responsibilities as described in the Board Charter and as otherwise may be appropriate; and

b.	work with the Executive Officers to monitor progress on the business plan, annual budgets, policy implementation and succession planning.

2.	Board structure and management

a.	chair the Board meetings;

b.

in consultation with the Executive Officers, the Corporate Secretary and the Committee Chairs, as appropriate, determine the frequency, dates and locations of meetings of the Board, of Committees, and of the shareholders;

c.

in consultation with the Executive Officers and the Corporate Secretary, review the meeting agendas to ensure all required business is brought before the Board to enable it to efficiently carry out its duties and responsibilities;

d.	ensure the Board has the opportunity, if and when required, to meet separately without non-independent directors and management present;

e.	ensure, in consultation with the Committee Chairs, that all items requiring Board and Committee approval are appropriately tabled;

f.	ensure the proper flow of information to the Board and review, with the Executive Officers and the Corporate Secretary, the adequacy and timing of materials in support of management’s proposals;

g.

in conjunction with the relevant Committee (and its Chair), review and assess the directors’ meeting attendance records and the effectiveness and performance of the Board, its Committees (and their Chairs) and individual directors;

h.	ensure that the Board works in a cohesive manner and enable open communication among its members; and

i.

in conjunction with the Lead Director, ensure that the Board is provided with the resources, including external advisers and consultants to the Board as considered appropriate, to permit it to carry out its responsibilities and bring to the attention of the Chair of the Board and the CEO any issues that are preventing the Board from being able to carry out its responsibilities.

3.	Shareholders

a.	chair the annual and any special meeting of the shareholders; and

b.	ensure that all business that is required to be brought before a meeting of shareholders is brought before such meeting.

IV.	LEAD DIRECTOR

A.	APPOINTMENT OF LEAD DIRECTOR

If the appointed Board Chair is also an Executive Officer, the directors will annually appoint a Lead Director that will assist the Chair in performing the duties and responsibilities associated with the Chair. The Lead Director should be sufficiently removed from the day-to-day running of the business to ensure that the Board can objectively oversee the Corporation’s affairs and be attentive to its obligations to its shareholders.

B.	DUTIES AND RESPONSIBILITIES OF THE LEAD DIRECTOR

The Lead Director, in addition to any responsibilities that may be attributed to him/her pursuant to the position description of the Lead Director, shall have the following responsibilities:

a.

oversee that the Board discharges its responsibilities, ensure that the Board evaluates performance of management objectively and that the Board understands the boundaries between the Board and management responsibilities;

b.	perform the duties of the Chair when there is a conflict of interest between the Board Chair and Executive Officer roles;

c.	evaluate any conflicts of interest between the Company, the minority shareholders, and any major shareholders, and determine the process for dealing with the same;

d.	in the absence of the Board Chair, serve as acting Chair presiding over meetings of the Board and shareholders;

e.	review agendas and give input for meetings of the Board in advance with the Board Chair;

f.	act as a resource person and advisor to the CEO and CFO, as well as the various Committees;

g.	convene and preside over meetings of the independent directors and communicate the results of these sessions, where appropriate, to the Board Chair, other management or the Board;

h.	generally serve as the principal liaison between the independent directors and the Board Chair and between the independent directors and management;

i.	review annually, on a retrospective basis, the expenses of the Board Chair and of the Executive Officers of the Corporation; and

j.	upon request of the Board, carry out any other duties or functions as may be appropriate in the circumstances.

V.	EVALUATION OF THE BOARD

The Board shall, on an annual basis, evaluate and review its performance as a whole, as well as the performance of each individual director while taking into account: (i) in the case of the Board as a whole, the present Charter, and (ii) in the case of an individual director, the applicable position description(s), as well as the competencies and skills each individual director is expected to contribute to the Board.

VI.	OUTSIDE ADVISORS

The Board shall have the authority to engage outside counsel and other outside advisors as it deems appropriate to assist the Board in the performance of its functions. The Corporation shall provide appropriate funding for such advisors as determined by the Board.

VII.	MEMBERSHIP

The majority of the directors shall, pursuant to applicable laws, rules, regulations and listing requirements: (i) meet the independence requirements; and (ii) have the required experience and qualifications as determined by the Board.

VIII.	TERM

Subject to the nomination rights set out in the Investor Agreements, the members of the Board shall be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of the shareholders or until their successors are so appointed.

IX.	PROCEDURES FOR MEETINGS

The Board shall fix its own procedure at meetings and for the calling of meetings. Meetings of the Board will be held quarterly, or more frequently, as required. Independent directors may meet before or after each Board meeting or more often if required. All independent directors and non-management directors shall meet in an executive session in the absence of management following each regularly scheduled meeting of the Board.

The Board may invite any of the Corporation’s officers, employees, advisors or any other person to attend meetings of the Board to assist in the discussion and examination of the matters under consideration by the Board.

Directors are expected to attend all meetings of the Board and of its Committees (if applicable) and review, in advance, the meeting materials.

The proceedings and deliberations of the Board and its Committees are confidential. Each director shall maintain the confidentiality of all information received in his or her capacity as a director of the Corporation.

X.	QUORUM AND VOTING

Subject to the quorum requirements of the Investor Agreements, the majority of the Board shall constitute a quorum for the transaction of business at a meeting. For any meeting(s) at which the Board Chair is absent, the Chair of the meeting will be the Lead Director. At a meeting, any question shall be decided by a majority of the votes cast.

XI.	SECRETARY

Unless otherwise determined by resolution of the Board, the Corporate Secretary of the Corporation or his/her delegate shall be the Secretary of the Board.

XII.	RECORDS

The Board shall keep such records as it may deem necessary of its proceedings.

XIII.	REVIEW OF CHARTER

The Board shall review and assess the adequacy of the Board Charter annually and at such other times as it considers appropriate, and shall make such changes to the Board Charter as it considers necessary or appropriate.

nuvei

Payment Technology Partner

NUVEI.com

FSC
www.fsc.org
MIX
Paper from responsible sources
FSC® C132107

nuvei Payment Technology Partner NUVEI. com